Exhibit 99.1

FOR IMMEDIATE RELEASE

July 18, 2019

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2019 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $4.9 million or $0.51 per share basic and diluted, for the quarter ended June 30, 2019, as compared to net income of $6.1 million or $0.65 per share basic and $0.64 per share diluted, for the quarter ended June 30, 2018. For the first six months of 2019, net income was $8.9 million or $0.95 per share basic and $0.94 per share diluted, compared to $10.1 million or $1.08 per share basic and $1.07 per share diluted, for the first six months of 2018.

“Earnings for the second quarter 2019 compared to the same period in 2018 were down approximately $1.2 million,” stated Larry J. Miller, Chairman, President/CEO. “Net interest income between the two periods was similar, however, due to concerns relating to specific non-performing credits, management determined it was prudent to further increase specific allowances to those credits, which required an increase in the Allowance for Loan and Lease Losses.” Miller continued “During the second quarter 2019, PeoplesBank successfully converted 25,000 debit cardholders to a new processing platform. This migration has resulted in enhanced card delivery turnaround time and implementation of a new Fraud Protection Service, which provides clients with improved communication capabilities.” “In the first six months of 2019, PeoplesBank experienced a triple digit increase in new bank card activations, an increase in retail core deposits and increases in mobile deposit usage as compared to the same time frame in 2018,” stated Miller.

The Corporation’s net interest income for the three months ended June 30, 2019 was $16.2 million, an increase of $0.1 million or 0.6 percent when compared to the net interest income of $16.1 million for the same period in 2018. For the six months ended June 30, 2019, net interest income was $31.8 million, reflecting an increase of $0.4 million or 1.3 percent compared to $31.4 million for the six months ended June 30, 2018. The growth was driven by an increased volume of interest earning assets, including cash, investment securities and commercial loans, offset by an increased cost of interest bearing deposits. The Corporation’s tax-equivalent net interest margin was 3.72 percent for the first half of 2019, a decrease of 4.4 percent when compared to the tax-equivalent net interest margin of 3.89 percent for the same period in 2018. The decrease was attributed to a temporary increase in balance sheet liquidity, an inverted yield curve and an increase in loans identified as nonaccrual.

The provision for loan losses for the three months ended June 30, 2019 was $1.2 million compared to $0.3 million for the same period in 2018. For the six months ended June 30, 2019, the provision for loan losses was $2.3 million compared to $0.5 million for the first six months of 2018. The Corporation’s nonperforming assets ratio was 1.82 percent as of June 30, 2019, an increase from the nonperforming assets ratio as of December 31, 2018 of 1.67 percent and an increase from the nonperforming assets ratio as of June 30, 2018 of 0.40 percent. It is a decrease from the nonperforming assets ratio as of March 31, 2019 of 1.95 percent.

Noninterest income for the second quarter of 2019 was $3.6 million, an increase of $0.1 million, or 2.9 percent, as compared to noninterest income of $3.5 million for the second quarter of 2018. For the first six months of 2019, noninterest income was $6.9 million, an increase of $0.1 million, or 1.5 percent compared to $6.8 million for the first six months of 2018.

Noninterest expense was $12.5 million for the second quarter of 2019, an increase of $0.9 million, or 7.8 percent, as compared to noninterest expense of $11.6 million for the second quarter of 2018. For the first six months of 2019, noninterest expenses totaled $25.1 million, or 0.8 percent compared to $24.9 million for the first six months of 2018. Higher personnel and occupancy costs accounted for the majority of the increase, which was offset by lower charitable donations.

Income tax expense for the quarter ended June 30, 2019 was $1.3 million compared to $1.6 million for the same period in 2018. Income tax expense for the six months ended June 30, 2019 was $2.4 million compared to $2.7 million for the same period in 2018. The effective tax rates for the six months ended June 30, 2019 and 2018 were 20.9 percent and 20.8 percent, respectively.

Other News

As recently announced, on July 9, 2019, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on August 13, 2019 to shareholders of record at the close of business on July 23, 2019.

While we prefer to invest capital back into the Corporation or the markets we serve, our capital plan provides us with the capability to return excess capital to our shareholders - in this instance, via a share repurchase program. Since institution of the Program in June, the Corporation has repurchased 35,600 shares in the amount of $762,106. Repurchased shares were retained as treasury shares to be available for future issuance.

In May, Codorus Valley Bancorp, Inc. was named to the 2019 Top 200 Publicly Traded Community Banks by American Banker based upon return on equity. Also, PeoplesBank was recently voted, for the fourth year in a row, as Best Bank in York County by the readers of the York Sunday News.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2018 Form 10-K and 2019 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasuer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income	$21,535	$19,834	$42,411	$38,427
Interest expense	5,292	3,755	10,637	7,003
Net interest income	16,243	16,079	31,774	31,424
Provision for loan losses	1,200	300	2,250	500
Noninterest income	3,642	3,543	6,865	6,760
Noninterest expense	12,504	11,623	25,065	24,880
Income before income taxes	6,181	7,699	11,324	12,804
Provision for income taxes	1,322	1,645	2,374	2,667
Net income	$4,859	$6,054	$8,950	$10,137
Basic earnings per share	$0.51	$0.65	$0.95	$1.08
Diluted earnings per share	$0.51	$0.64	$0.94	$1.07

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2019	2018	2018
Cash and short term investments	$126,580	$96,782	$86,021
Investment securities	158,465	155,515	160,989
Loans	1,482,509	1,489,807	1,468,690
Allowance for loan losses	(21,174)	(19,144)	(17,147)
Net loans	1,461,335	1,470,663	1,451,543
Premises and equipment, net	26,977	24,724	24,285
Operating leases right-of-use assets	2,563	0	0
Goodwill	2,301	2,301	2,301
Other assets	64,134	57,495	53,993
Total assets	$1,842,355	$1,807,480	$1,779,132

Deposits	$1,533,095	$1,495,280	$1,442,824
Borrowed funds	106,755	122,332	148,274
Operating leases liabilities	2,742	0	0
Other liabilities	12,243	11,122	17,661
Shareholders’ equity	187,520	178,746	170,373
Total liabilities and shareholders’ equity	$1,842,355	$1,807,480	$1,779,132

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

		Quarterly				Year-to-Date
	2019	2019	2018	2018	2018	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2019	2018
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$4,859	$4,091	$4,345	$5,060	$6,054	$8,950	$10,137
Basic earnings per share	$0.51	$0.43	$0.46	$0.53	$0.65	$0.95	$1.08
Diluted earnings per share	$0.51	$0.43	$0.46	$0.53	$0.64	$0.94	$1.07
Cash dividends paid per share	$0.160	$0.160	$0.148	$0.148	$0.148	$0.320	$0.296
Tangible book value per share (2)	$19.63	$19.08	$18.67	$18.22	$17.89	$19.63	$17.89
Book value per share	$19.87	$19.33	$18.91	$18.46	$18.14	$19.87	$18.14
Average shares outstanding	9,454	9,455	9,417	9,398	9,379	9,454	9,369
Average diluted shares outstanding	9,515	9,521	9,502	9,505	9,487	9,518	9,466

Performance Ratios (%)
Return on average assets (3)	1.06	0.91	0.96	1.14	1.39	0.98	1.18
Return on average equity (3)	10.45	9.04	9.84	11.66	14.36	9.75	12.13
Net interest margin (4)	3.75	3.69	3.78	3.86	3.89	3.72	3.89
Efficiency ratio (5)	62.42	66.35	66.43	60.30	58.73	64.33	64.58
Net overhead ratio (3)(6)	1.93	2.07	2.15	1.95	1.85	2.00	2.11

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.03	0.03	0.00	0.06	0.01	0.03	0.01
Allowance for loan losses to total loans (7)	1.44	1.34	1.29	1.22	1.17	1.44	1.17
Nonperforming assets to total loans and foreclosed real estate	1.82	1.95	1.67	1.00	0.40	1.82	0.40

Capital Ratios (%)
Average equity to average assets	10.13	10.02	9.80	9.74	9.65	10.08	9.73
Tier 1 leverage capital ratio	10.58	10.58	10.46	10.39	10.37	10.58	10.37
Common equity Tier 1 capital ratio	12.49	12.16	12.15	11.82	11.78	12.49	11.78
Tier 1 risk-based capital ratio	13.16	12.84	12.83	12.49	12.47	13.16	12.47
Total risk-based capital ratio	14.42	14.09	14.08	13.73	13.65	14.42	13.65

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2019	2019	2018	2018	2018
(in thousands, except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Total Shareholders’ Equity	$187,520	$182,807	$178,746	$173,597	$170,373
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,314)	(2,315)	(2,316)	(2,318)	(2,319)
Tangible Shareholders’ Equity	$185,206	$180,492	$176,430	$171,279	$168,054

Common Shares Outstanding	9,437	9,457	9,452	9,402	9,391
Book Value Per Share	$19.87	$19.33	$18.91	$18.46	$18.14

Book Value Per Share	$19.87	$19.33	$18.91	$18.46	$18.14
Effect of Intangible Assets	(0.25)	(0.24)	(0.25)	(0.25)	(0.25)
Tangible Book Value Per Share	$19.63	$19.08	$18.67	$18.22	$17.89

This report contains certain financial information determined by methods other than in accordance with GAAP.  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.